Exhibit 10.38

MINERAL LEASE AGREEMENT

THIS Mineral Lease Agreement (“Agreement”), by and between ENERDYNE ENDY CLAIMS LLC, a New Mexico Limited Liability Company, as to an undivided one hundred-percent (100%) interest, whose address is P.O. Box 502, Albuquerque, New Mexico 87103, (hereinafter referred to as “Lessor”), and NEUTRON ENERGY, INC., a Nevada corporation, whose mailing address is 5320 N. 16th Street, Suite 114, Phoenix, Arizona 85016-3241, (hereinafter referred to as “Neutron”), is entered into and made effective as of January 4, 2008.

I.              RIGHTS GRANTED

Lessor grants, demises, leases, and lets to Neutron and its successors and assigns the following rights, powers, and privileges:

A.                                      Premises. The interest in the real property described in the attached Exhibit “A” which is incorporated by this reference (“Premises”) and all rights, improvements, privileges, hereditaments, and appurtenances belonging or in any way appertaining to the Premises, including all ores, minerals, materials, and mineral rights, except oil and gas.

B.                                    Mining Rights and Access.

1.                                       The free, exclusive, unrestricted, uninterrupted right of access, ingress and egress to the Premises, and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, mining (by underground mining, surface mining, strip mining, or any other surface or subsurface method, including any method later developed), in-situ leaching, extracting, milling, stockpiling, storing, processing, removing and marketing therefrom all merchantable and nonmerchantable ores, metals, minerals; mineral products and materials of every nature or sort, and all other materials or substances of any nature whatsoever found in natural deposits (“Mineral Substances”), and the right to place, construct, maintain, use, and thereafter remove such structures, facilities, equipment, roadways, haulage ways, and other improvements as may be necessary, useful, or convenient for the full enjoyment of all of the rights granted under this Agreement.

2.                                       These rights are granted and may be utilized for the purpose or in the course of carrying on exploration or mining operations on any other adjoining properties to the Premises in which Neutron may have or acquire any right and/or interest and may desire to reach or mine directly or indirectly through the Premises.

C.                                    Cross Mining.

1.                                         The right, if it so desires, to mine and remove any Mineral Substances existing on or under the Premises through or by means of shafts, openings, or pits which may be sunk or made upon adjoining and nearby property, and the right to stockpile any Mineral Substances from the Premises upon grounds situated upon any such properties.

In addition, Neutron may use the Premises for any shafts, openings, pits and stockpile-grounds sunk or made for the mining, removal, and/or stockpiling of any Mineral Substances from any adjoining or nearby property. Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product until the same are measured and sampled so that the rights of Lessor shall be at all times preserved and protected.

D.                                        Commingling. Neutron shall have the right to commingle ore and minerals from the Premises with ore from other lands and properties; provided, however, that Neutron shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling. If concentrates, ore, or any other processed, beneficiated, or refined mineral products (“Concentrates”) are produced from the commingled ores by Neutron, Neutron shall also calculate from representative samples the average recovery percentage for all such concentrates produced during the calendar quarter and shall allocate a percentage of concentrate production to Lessor according to such calculations. In obtaining representative samples and calculating the average grade of the ore and average recovery percentages, Neutron may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Lessor. In addition, comparable procedures may be used by Neutron to apportion among the commingled ores penalty charges, if any, imposed by the purchaser of such ore or concentrates.

E.                                          Water Rights. The right to use any and all of Lessor’s water rights on, about, under, or  which is appurtenant to the Premises or to which the Premises are riparian.

F.                                          Deposit of Waste Materials. The right to temporarily or permanently deposit tailings slurry, waste rock, overburden, surface stripping, process solutions and all other materials from the Premises or from adjoining or nearby properties on or off the Premises, even if the sole use of the Premises may be for the placement of such materials.

G.                                        Treatment. The right, at Neutron’s election and in any manner it deems fit, to beneficiate, concentrate, process and/or otherwise treat any Mineral Substances taken from the Premises by any physical or chemical method. In exercising this right, Mineral Substances may be removed to a plant or plants established or maintained either upon the Premises or elsewhere.

H.                          Amendment, Relocation, and Patent of Unpatented Claim.

1.             Neutron, in its sole discretion, shall have the right to amend or relocate as one or more unpatented mining claims or unpatented millsites, in the name of Lessor, the unpatented mining claim which is subject to this Agreement. If Neutron undertakes any such activity, Neutron shall complete the same in compliance with the applicable New Mexico State and Federal statutes and regulations and shall be liable to Lessor for any act (or failure to act) by it or any of its agents in connection with the amendment or relocation of claims that are not in governmental compliance.

2.                                 Upon request of Neutron, at any time during the term of this Agreement, Lessor agrees to undertake to obtain patent to any unpatented mining claims which are subject to this Agreement. As designated by Neutron, Neutron shall prepare all documents, compile all data, and comply in all respects with the applicable law, all at the expense of Neutron. Lessor shall execute any documents required for this purpose and shall cooperate fully with Neutron in the patent application and proceedings, time being of the essence. If Lessor begins patent proceedings and Neutron thereafter requests Lessor to discontinue such proceedings or if this Agreement is terminated while patent proceedings are pending, Neutron shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue, or prior to termination, whichever comes first.

II. TERM

Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period of ten (10) years from the effective date and for a secondary period for so long thereafter as Neutron continues to make advance or production royalty payments and once commenced, for so long as Neutron is conducting mining operations, including reclamation, on the Premises. In no event, however, shall the term of this Agreement extend past seventy-five (75) years.

III. PAYMENTS TO LESSOR

A.            Signing Bonus.

Upon execution of this Agreement, Neutron shall pay Lessor a signing bonus of $315,000.

B.            Advance Royalty Payments.

1.               The advance royalty payments paid to Lessor under this Agreement shall be as follows:

Payment Due Date	Payment Amount
January 4, 2009	$100,000
January 4, 2010	$100,000
January 4, 2011	$75,000
twelve months thereafter so long as this Agreement is in effect

2.                   The obligation of Neutron to make these advance royalty payments shall close upon the earlier of (a) Neutron’s purchase of Premises under Section XI.A.1. or (b) termination of this Agreement under Section VI.

3.                   The advance royalty, when paid to Lessor, will apply to the entire Premises and shall be deductible against future production royalties to be paid to Lessor regardless of the year in which advance royalty payments are made, i.e. advance payments can be carried over and credited against subsequent years, until the amount the advance royalty has been fully recovered by Neutron. Upon commencement of commercial production and every year thereafter, Neutron shall pay Lessor the greater of (i) the advance royalty or (ii) the production royalty. Within thirty (30) days after the end of the lease year, Neutron shall pay Lessor the difference between the advance royalty payment and the production royalty payment.

4.                   In the event this Agreement is terminated, Neutron shall have no obligation to make any payment set forth above, the due date of which occurs after the date that this Agreement has become so terminated, and Neutron shall have no obligation to make any further payments in accordance with Paragraph C of this Section III except as to payment, if any, based upon production achieved prior to such termination but for which payment has not yet been made to Lessor.

C.                                    Production Royalty

1.                                       Neutron shall pay Lessor a production royalty of five percent (5%) based upon the gross market value of all Mineral Substances extracted from the Premises. Such royalty will be determined in the manner described in the Mineral Royalty definition which is attached as Exhibit “B” and incorporated in this Agreement and with each royalty payment acknowledged by an officer of Neutron.

2.                                       Neutron shall, however, have the right to mine amounts of Mineral Substances reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Premises without initiating the obligation to make production royalty payments.

D.                                    Method of Making Payments.

1                                           Any payments required to be made by Neutron may be made in cash or by check and shall be delivered in accordance with Section IX. In the event more than one individual or entity owns an interest in the Premises, and presuming all such owners are signatories to the Agreement, Neutron shall have the right to require all such owners to designate, from amongst themselves or otherwise, an authorized agent to receive all payments from Neutron. The designation of such authorized agent shall be effectuated by all such owners executing a Power of Attorney, the original of same to be provided to Neutron upon execution.

Notwithstanding the execution and delivery of such Power of Attorney, Neutron shall have the option to pay each such owner his or her respective share of all payments, provided that all owners shall have previously signed a document evidencing their agreement concerning their respective ownership interests in the Premises. In the event that any of the owners cannot or will not accept payments, Neutron may deposit such payments in an escrow account for the benefit of such owner at a bank of Neutron’s choice located in the County of such owner’s residence, and notify such owner that such an account has been established, with the costs of establishing the escrow account deductible from the payment. Such deposit shall be deemed payment as to such owner for all purposes.

2.                                        In the event the payments should be made to other parties because of any transfers of any of the owners’ interests, payments tendered the transferor at the address shown in Section IX shall conclusively be deemed payment to the transferee until: (i) Neutron receives notice and evidence satisfactory to it from the transferor that its interest has been transferred and that payments should be made to the transferee; and (ii) Neutron receives proof that the transferee has complied with the terms of Section XI.

IV. TITLE MATTERS

A.                               Representations and Warranties. Lessor represents and warrants to Neutron. which covenants and warranties shall survive any expiration or termination of this Agreement, the following: (i) that, subject to the paramount title of the United States, Lessor is lawfully seized of an estate in unpatented mining claims as set forth in Exhibit “A”; and (ii) that Lessor has the right and power to convey the same for the purposes of this Agreement; and (iii) that the same are free from all prior liens or encumbrances, other than as may be described in Exhibit “A” and the official records of McKinley County, State of New Mexico; and (iv) that Neutron shall have quiet and peaceable possession of the Premises; and (v) that Lessor has not committed, nor will Lessor in the future commit, any act or acts which will encumber or cause a lien to be placed against the Premises except subject and subordinate to the terms of this Agreement; and (vi) that Lessor has not caused or allowed the generation, treatment, storage, or disposal of hazardous substances on the Premises, except as provided by law. Lessor, after its own diligent inquiry, has no knowledge of the presence of hazardous substances on the Premises. Lessor further warrants that there are no threatened or pending environmental enforcement actions against it, and no environmental liens against the Premises.

B.                               Title Defects, Defense, and Protection. At the request of Neutron at any time and at Neutron’s cost, Lessor shall cause a title search to be made covering all or any part of the Premises. Neutron shall be entitled to receive the abstracts and other evidences of title. If, (i) in the opinion of Neutron, Lessor’s title to all or any part of the Premises is defective or less than as represented in this Section IV, or (ii) Lessor’s title is contested or questioned by any person or entity, and Lessor is unable or unwilling to promptly correct the alleged defects, Neutron may, without obligation, attempt to perfect or defend

Lessor’s title. However, Neutron shall not be liable to Lessor if Neutron is unsuccessful in, withdraws from, or discontinues title litigation or other curative work. Time being of the essence, in the event Neutron does attempt to perfect or defend Lessor’s title, Lessor shall execute all documents and shall take such other actions as are reasonably necessary to assist Neutron in its efforts. If title is less than as represented in this Section IV, then one half of the costs and expenses of perfecting or defending title expended by Neutron shall be a credit against subsequent payments to be made to Lessor. Any improvement or perfection of title to the Premises shall inure to the benefit of Neutron in the same manner and to the same extent as if such improvement or perfection has been made prior to the execution of this Agreement.

C.                               Lesser Interest. If Lessor’s title to all or any part of the Premises is less than the interest as described in Exhibit “A”, Neutron shall have the right, without waiving any other rights it may have, to reduce all payments to be made to Lessor hereunder to the same proportion.

D.                               Acquisition of Outstanding Interest. Should Neutron, either in its own name or in the name of Lessor, institute any action for adverse possession, suit to quiet title, or other action aimed at obtaining title to the Premises, such title shall be acquired subject to this Agreement. Should Neutron elect to acquire any interest in the Premises from a party other than Lessor, the property rights so acquired shall accrue solely to Neutron. In such event, Lessor shall be entitled to no payment with respect to such property. Upon termination of this Agreement, such property shall belong to Neutron.

V. OBLIGATIONS OF NEUTRON

A.                               Protection from Liens. Neutron shall, at its expense, allow no lien to remain on the Premises resulting from the operations of Neutron. However, Neutron shall not be required to remove any such lien so long as it is contesting the validity or the amount thereof.

B.                               Indemnification and Insurance. Neutron shall protect Lessor against any damages arising out of Neutron’s operations on the Premises and shall indemnify Lessor against liability resulting from Neutron’s operations on the Premises; provided, however, that Lessor or any agent acting on its behalf shall not have been a contributing cause to the event giving rise to any such damages. Neutron shall make Lessor a co-insured on Neutron’s comprehensive general liability insurance policy or policies, maintain such policy or policies in effect for at least so long as this Agreement remains in effect, and provide Lessor with a copy of such policy or policies. Notwithstanding any other provision of this Agreement, to the extent, if at all, that any provision requiring one party to indemnify another party or its agents or employees is found to be within the scope of or in any way subject to or conditioned upon consistency with (i) NMSA 1978, Sec. 56-7-1 (2003) for its enforceability, then such provision shall (A) not be construed or applied to require one party to indemnify, hold harmless, insure or defend the other party or its employees or agents against liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee, its officers, employees or agents, (B) be enforced only to the extent that it is consistent with such Sec. 56-7-1, and (C) be deemed modified, if required to conform to such Sec, 56-7-1, and/or with (ii) NMSA 1978, Sec. 56-7-2 (2003) for its enforceability, then such provision shall (A) not be considered or applied to indemnify the indemnitee against loss or liability for damages arising from the sole or concurrent negligence of the indemnitee or its agents or employees, from the sole or concurrent negligence of an independent contractor who is directly responsible to the indemnitee, or from an accident that occurs in operations carried on at the direction or under the supervision of the indemnitee, an employee or representative of the indemnitee or in accordance with methods and means specified by the indemnitee or employees or representatives of the indemnitee, (B) shall be enforced only to the extent that it is consistent with such Sec. 56-7-2, and (C) be deemed modified, if required, to conform to such Sec.56-7-2.

C.                                    Taxes and Assessments.

1.                                       Except as provided for below, Neutron hereby covenants and agrees to pay promptly before delinquency all taxes and assessments that may be assessed during the continuance of this Agreement upon the Premises resulting from Neutron’s activities and products derived therefrom. However, Neutron shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, re-adjustment, or equalization thereof, before it shall be required to pay such taxes or assessments. Notwithstanding the foregoing, Neutron shall not permit any part of the Premises to be conveyed and title lost as the result of nonpayment of such taxes and assessments. Neutron shall provide Lessor with copies of all receipts evidencing payment of such taxes and assessments. It is agreed that should the Lessor receive tax bills or claims which are the responsibility of Neutron, they shall be promptly forwarded to Neutron for appropriate action.

2.                                       It is agreed that Neutron shall pay the above referenced taxes that are assessed from the date of this Agreement to its termination date. Nothing in the foregoing portion of this Section shall be construed to obligate Neutron to pay such portion of any tax as is based upon an assessment of improvements or erections made or placed on the Premises by Lessor. Neutron shall not be liable for any taxes levied or measured by income of Lessor or based upon payments made to Lessor by Neutron under this Agreement. This Section V.C. shall apply to any property owned or leased by Neutron upon which it stockpiles any mineral-bearing material whether or not such material is exclusively taken from the Premises or commingled with materials from other properties.

D.                                    Compliance with Laws and Regulations. Neutron shall perform all of its operations on the Premises in a good and workmanlike manner and in compliance with all applicable federal, state, and local laws and regulations, including but not limited to those relating to environmental protection, reclamation and bonding. Notwithstanding any other provision of this Agreement, (i) this Section V.D. shall remain in effect, and Neutron shall perform all its obligations hereunder, following any expiration, termination or release of all or any part of this Agreement and (ii) Neutron shall at all times during and following the term of this Agreement be liable to Lessor for any and all expenses, claims and losses of, against or by Lessor resulting from any violation by Neutron of this Section V.D.

E.                                      Right of Access to the Premises. Neutron shall allow Lessor and representatives of Lessor, at their sole risk, access to the Premises for the purposes of viewing or inspecting Neutron’s operations, at times which, in Neutron’s discretion, do not unreasonably interfere with its operations. Lessor agrees to indemnify, protect, save, and hold harmless Neutron and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney fees, claims, demands, liabilities, suits, and actions of every kind and character which may be imposed upon or incurred by Neutron and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from Lessor’s rights under this Section V.E.

F.                                      Delivery of Data. In the event of expiration or termination of this Agreement, Neutron shall furnish Lessor within 90 days after termination one (1) set of copies of all available noninterpretive data pertaining to the Premises and developed or prepared by or for Neutron and shall authorize and permit Lessor to take possession of any available core derived from the Premises, whether or not such core is stored on the Premises; provided, however, that Neutron shall in no event be liable to Lessor for loss of or damage to any such core or for the accuracy of any data furnished to Lessor.

G.                                    Good Standing Notice. Neutron shall maintain the Premises in good standing with the United States Department of the Interior, Bureau of Land Management. Neutron shall pay all annual maintenance fees assessed on the Premises by the Bureau of Land Management and shall provide Lessor proof of payment notice on or before August 15, of each year that this Agreement is in effect.

H.                                    Exploration and Development. Neutron shall be obligated to expend $250,000.00 during the twelve-month period following the execution of this Agreement and an additional $250,000.00 during the next twelve month period to explore and/or develop the Premises.

VI. TERMINATION

A.                                    Termination by Lessor. In the event Lessor considers that Neutron has not complied with any obligation hereunder, Lessor shall notify Neutron setting out specifically in what respect it is claimed that Neutron has breached this Agreement. If the alleged breach is not cured within sixty (60) days after notice is given, or if Neutron has not within that time either commenced to cure the alleged breach and does not thereafter diligently complete such cure, or challenges the legitimacy of the allegation, Lessor may terminate this Agreement by delivering to Neutron notice of such termination.

Termination of this Agreement shall be the sole remedy of Lessor. Neither the service of any notice nor the doing of any acts by Neutron aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that Neutron has failed to perform all of its obligations under this Agreement.

B.                                    Termination by Neutron. Neutron shall have the right to terminate this Agreement at any time with respect to all or a portion of the Premises by giving notice to Lessor. Upon such termination, all right, title, and interest of Neutron under this Agreement shall terminate with respect to that portion of the Premises released. Neutron shall be relieved of all further obligations set forth in this Agreement on the released acreage except those obligations, if any, which this Agreement explicitly states, and which have accrued prior to such termination. Any taxes, assessments, and governmental charges shall be prorated as of the termination date.

C.                                    Release. Upon termination of this Agreement, all properties leased hereunder will be returned to Lessor and a release, in recordable form, will be executed by Neutron for the benefit of Lessor in order to clear title to said properties.

D.                                    Removal of Property. Upon any termination or expiration of this Agreement, Neutron shall have a period of (1) year from and after the effective date of termination in which to remove from the Premises all of its machinery, buildings, structures, facilities, equipment, and other property of every nature and description erected, placed, or situated thereon, except foundations of a permanent nature, supports, track, and pipe placed in shafts, drifts, or openings in the Premises. Any property of Neutron not removed by the end of this one-year period shall become the property of Lessor and at Lessor’s sole discretion have the property removed at Neutron’s expense. Neutron shall have the right to keep a watchman on the Premises during this one-year period.

VII. LIENS

In the event that Lessor fails to promptly pay, when due, taxes, mortgages, or other liens levied against the Premises and payable by Lessor, Neutron shall have the right (but shall not be obligated) to pay such past due amounts and, if Neutron does so, Neutron shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Neutron for all such payments and for all related costs and expenses paid or incurred by Neutron (including, without limitation, related attorney fees) within three months after the same are paid or incurred by Neutron. Any payments due Lessor under this Agreement may be credited by reimbursements due Neutron under this Section. The provisions of this Section VII shall survive any termination or expiration of this Agreement.

VIII. FORCE MAJEURE

Neutron shall not be liable for failure to perform any of its obligations, other than making any payments due under this Agreement, during any period in which performance is prevented, in whole or part, by causes herein termed “force majeure” but only if and to the extent that such causes (i) are not within the reasonable control of Neutron, (ii) are not caused by deliberate, wanton, reckless or negligent act or omission of Neutron or by failure of Neutron to perform any of its obligations under this Agreement, or (iii) could not have been prevented by Neutron acting promptly, prudently, diligently, carefully, in good faith, in accordance with this Agreement, and applicable law and regulations. For purposes of this Agreement, the term “force majeure” shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes, and drought; laws, rules, regulations, orders, directives, and requests of governmental bodies or agencies; delay, failure, or inability of suppliers or transporters of materials, parts, supplies, services, or equipment; contractor or subcontractor shortage of labor, transportation, materials, machinery, equipment, supplies, utilities, or services; accidents; breakdown of equipment, machinery, or facilities; judgments or orders of any court or federal, state or local agency; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits, or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present, or future violation of federal, state, or local environmental standard; acts of war or conditions arising out of or contributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Neutron desires to invoke the provisions of this Section VIII, Neutron shall give notice of the commencement of the circumstances giving rise to such force majeure. An event or occurrence shall not be deemed a “force majeure,” and no performance by Neutron shall be excused, on account of shortage or unavailability of funds or because the event or occurrence would cause performance to result in economic loss or in hardship or inequity or frustrate the purpose for which Neutron entered into this Agreement. The time for discharging Neutron’s obligations with respect to the prevented performance shall be extended for the period of force majeure. Neutron shall proceed promptly, prudently, diligently and in good faith to end any force majeure as soon as is practicable.

IX. NOTICES

Any required notice, payment, or other communication contemplated by this Agreement shall be in writing and shall be effective (i) when personally delivered at the below address; CH) when delivered by electronic communication at Lessor’s telecopy number described below or at such other telecopy number as Lessor may designate in writing provided that such electronic communication is followed by a delivery by mail or by personal service to the below address; or (iii) when delivered by mail deposited in the United States mail, postage prepaid and registered or certified, with return receipt requested, and addressed to Lessor at the below address:

If to Lessor:	ENERDYNE ENDY CLAIMS LLC
12812 Piru Blvd. S.E.
Albuquerque, New Mexico 87123
FAX No. 1-505-292-5005

If to Neutron:	NEUTRON ENERGY, INC.
5320 N. 16th St., Suite 114
Phoenix, Arizona 85016-3241

FAX No.: 1-602-952-8650

Either Lessor or Neutron may change its mailing address for future notices by providing written notice to that effect to the other parties.

X. CONFIDENTIALITY

Lessor shall not, without the express written consent of Neutron, disclose any information concerning the terms of this Agreement or operations conducted under this Agreement, nor issue any press releases concerning the operations. However, if Lessor contemplates selling or assigning its interest, it shall have the right to disclose such information to a potential purchaser if it first obtains an agreement in writing from such third party, satisfactory to Neutron, providing that the third party shall hold confidential the information furnished to it.

XI. ASSIGNMENTS AND TRANSFERS OF INTEREST

A.         By Lessor. Lessor shall have the right to transfer all or any portion of the Premises to others, provided that:

1.                                  The transfer shall be subject to this Agreement and to all rights of Neutron, its successors and assigns, under this Agreement in and to the Premises and the transferee agrees to this in writing prior to the transfer, however, in the event that the Lessor proposes to transfer any or all of the Premises or interests therein to others, Lessor shall provide notice to Neutron of all terms and conditions of the proposed transfer and Neutron shall have the first right to acquire any or all of said interests in the Premises from Lessor, on the same terms and conditions agreed to between the Lessor and others, for a period of 60 days from the date that the notice is received by Neutron from the Lessor.

2.                                  No change or division in ownership of the Premises, however accomplished, shall operate to enlarge the obligations or diminish the rights of Neutron under this Agreement.

3.                                  No change or division in the ownership of the Premises shall be binding upon Neutron for any purpose until the person acquiring any interest has furnished Neutron with the instrument or instruments constituting his claim of title from the original seller.

B.                                    By Neutron. Neutron shall have the right at any time to assign all or any portion of its rights under this Agreement. No assignment, however, shall release Neutron from the performance of any of its obligations under this Agreement except if and to the extent that it is released from such obligations in a document executed by Lessor.

XII. NO EXPRESS OR IMPLIED COVENANTS

Nothing in this Agreement shall impose any obligations or covenants upon Neutron, express or implied, to conduct any mining operations upon the Premises, it being the intent of the parties that Neutron shall have the sole discretion to determine the economic feasibility, time, method, manner and rate of conducting any such operations, except as otherwise required by this Agreement.

XIII. BINDING EFFECT

The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors, and assigns.

XIV. MEMORANDUM

Neutron and Lessor shall execute a Memorandum of this Agreement in a recordable form sufficient under the laws of the State of New Mexico to give notice to third parties of the rights granted hereunder. Neutron shall have the right to record such Memorandum at any time.

XV. CONSTRUCTION OF AGREEMENT

This Agreement and its Exhibits constitute the sole understanding of the parties with respect to the Premises, all previous agreements between the parties concerning the Premises being expressly rescinded. This Agreement shall be subject to all valid and applicable provisions of statutory or common law, rules, and regulations. Should this Agreement or any of its provisions or operations be found to be contrary to any such valid law, rule, or regulation, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly. Subject to the preceding sentence, no modification or alteration of this Agreement shall be effective unless in writing and executed by the parties.

XVI. HEADINGS

The headings appearing in this Agreement are inserted for convenient reference purposes only, and are not definitive as to the provisions contained within said Sections in the interpretation and construction of this Agreement.

XVII. RULE AGAINST PERPETUITIES

As to any provision in this Agreement, the parties do not intend that there shall be any violation of the Rule Against Perpetuities or any related Rule. If any violation should inadvertently occur, it is the wish of the parties that the appropriate court reforms such provision so as to approximate most closely the intent of the parties within the limits permissible under such Rule.

XVIII. APPLICABLE LAW

This Agreement shall be construed, interpreted and governed by the laws of the State of New Mexico.

This Mineral Lease Agreement is executed by Lessor and Lessee on the respective dates set forth below, effective as of January 4, 2008.

LESSOR			LESSEE

Enerdyne Endy Claims LLC			Neutron Energy, Inc.

By	/s/ Don L. Hanosh		By	/s/ Edward M. Topham

	Manager		Title:	Chief Financial Officer

	Date:	1/2/08	Date:	January 3, 2008

EXHIBIT A

Attached to and made a part of that certain Mineral Lease Agreement dated effective January 4, 2008, by and between Enerdyne Endy Claims, LLC as Lessor and Neutron Energy, Inc. as Lessee.

Description of Lands:

State of New Mexico, County of McKinley:

Township 14 North, Range 9 West of the N.M.P.M.

Section 26: The “Elizabeth” Numbers 1, 2, 3, 4, 5, 6, 7 and 8 Patented Lode Mining Claims being located within the South one-half of said Section 26, mineral survey number 2252, patent No. 30-68-0101 dated May 22, 1968 and recorded in book Misc. 59, page 219, McKinley County Records.

Township 14 North, Range 9 West of the N.M.P.M.

Section 26: The Elizabeth 9 unpatented Lode mining claim, being located within the Southeast quarter of said Section 26, BLM Serial number NMMC 176522; Certificate of Location dated April 25, 2007, recorded May 8, 2007 in book 28 at page 7919, McKinley County Records.

EXHIBIT A

Attached to and made a part of that certain Mineral Lease Agreement dated effective January 4, 2008, by and between Enerdyne Endy Claims, LLC as Lessor and Neutron Energy, Inc. as Lessee.

Description of Lands:

State of New Mexico, County of McKinley:

Township 14 North, Range 9 West of the N.M.P.M.

Section 26: The “Elizabeth” Numbers 1, 2, 3, 4, 5, 6, 7 and 8 Patented Lode Mining Claims being located within the South one-half of said Section 26, mineral survey number 2252, patent No. 30-68-0101 dated May 22, 1968 and recorded in book Misc. 59, page 219, McKinley County Records.

Township 14 North, Range 9 West of the N.M.P.M.

Section 26: The Elizabeth 9 unpatented Lode mining claim, being located within the Southeast quarter of said Section 26, BLM Serial number NMMC 176522; Certificate of Location dated April 25, 2007, recorded May 8, 2007 in book 28 at page 7919, McKinley County Records.

EXHIBIT B

MINERAL ROYALTY

Article I. Definitions

Section 1.1 “Allowable Costs” shall mean, collectively, Allowable Sampling Costs, Allowable Taxes and Allowable Transportation Costs.

Section 1.2 “Allowable Sampling Costs” shall mean Neutron’s actual costs of weighing, sampling and assaying Products.

Section 1.3 “Allowable Taxes” shall mean production, severance, gross receipts, sales, excise, compensating, conservation, privilege and other taxes (except income and property taxes) imposed, levied or assessed on or measured by the price or value of Products and actually paid.

Section 1.4 “Allowable Transportation Costs” shall mean Neutron’s actual costs of transporting Products from the mine to a mill, ion exchange plant or other processing facility (each a “Processing Facility”) and from a Processing Facility to the point of sale (including, without limitation, actual packaging, freight, insurance, handling, demurrage, delay and forwarding costs incurred by reason of or in the course of such transportation).

Section 1.5 “By-Products” shall mean materials that do not have value chiefly for their uranium content but are derived from Mineral Substances, occur in intimate depositional relationship with uranium, and are recovered as secondary values during the mining, extraction, processing and treatment of Uranium-Bearing Products.

Section 1.6 “Mineral Substances” shall have the meaning attributed thereto in Section I.B.1. of the Mineral Lease Agreement of which this Exhibit “B” is a part (the “Agreement”).

Section 1.7 “Other Mineral Products” shall mean materials that are not By-Products and do not have value chiefly for their uranium content but are derived from Mineral Substances.

Section 1.8 “Premises” shall have the meaning attributed thereto in Section I.A. of the Agreement.

Section 1.9 “Products” shall mean, collectively, By-Products, Other Mineral Products and Uranium-Bearing Products.

Section 1.10 “Uranium-Bearing Products” shall mean the following that are derived from Mineral Substances: (i) uranium ore (“Ore”); (ii) uranium-bearing mine water, leachate, pregnant liquor, pregnant slurry, concentrated slurry and precipitate (collectively, “Liquids”); and (iii) uranium concentrate in the form commonly known as “yellowcake”

and other valuable materials produced by processing Ore or Liquids in a Processing Facility (collectively, “Yellowcake”).

Article II. Definitions of Gross Market Value

Section 2.1. Uranium-Bearing Products.

(a) In the event Neutron sells Ore, “Gross Market Value” shall mean actual sale proceeds less Allowable Costs properly attributable thereto.

(b) In the event Neutron sells Liquids, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

(c) In the event Neutron sells neither Ore nor Liquids and instead processes the same in a Processing Facility owned or controlled by it or on a custom or toll basis and sells Yellowcake, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

Section 2.2 By-Products; Other Mineral Products. In the event Neutron sells By-Products or Other Mineral Products, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual costs of treating, beneficiating, upgrading and processing after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

Section 2.3 Disposal Without Sale. Notwithstanding any other provision in this Exhibit B, in the event Neutron (i) sells Products to an affiliate, partner or joint venturer; (ii) further treats, beneficiates, upgrades, refines or enriches Yellowcake or Products in a Processing Facility owned or controlled by it or on a custom or toll basis; or (iii) disposes of the same in kind without a sale, such Products or Yellowcake shall be deemed to be disposed of and “Gross Market Value,” as hereinafter defined in Section 2.3(a), shall apply thereto.

(a) In the event of a disposal without sale of any material that has value chiefly for its uranium content, “Gross Market Value” shall mean the “Market Value of U308” (as hereinafter defined in this Section 2.3(a)) multiplied by the amount (stated in pounds) of uranium oxide (U308)) contained in the Ore or Compounds from which the material was derived less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to disposition and (ii) Allowable Costs properly allocated thereto. “Market Value of U308” shall mean the weighted average price per pound of U308 received by Neutron for sales of Yellowcake in the three-month period immediately preceding the calendar month of such disposal without sale. In the event Neutron has not sold Yellowcake during such three-month period, “Market Value of U308” shall mean the “Exchange Value (Monthly U308 Spot)” (or, if prices are no longer reported as “Exchange Value

(Monthly U308 Spot),” the substantial equivalent thereof), of uranium concentrates reported in the last issue of Nuclear Review published by TradeTech, LLC of Denver, Colorado in the calendar month of such disposal without sale. In the event that such price or its substantial equivalent is not so published, then “Market Value of U308” shall mean the price for uranium concentrates offered for sale for immediate delivery reported in such other publication as is generally recognized in the uranium mining industry as accurately reflecting the price at which uranium concentrate is currently being offered for such sale. In the absence of such other publication, then “Market Value of U308” shall be the mean of the domestic prices at which uranium concentrate was most recently offered for sale for immediate delivery from the Processing Facility nearest the Premises. In the event such price is unavailable from said mill or other facility, then “Market Value of U308” shall be determined by such other means as may establish such prices at the mean of the domestic prices at which uranium concentrate is currently being offered for sale for immediate delivery.

(b) In the event of disposal without sale of By-Products or Other Mineral Products, “Gross Market Value” shall mean the “Market Value” (as hereinafter defined in this Section 2.3(b)) thereof multiplied by the amount of such By-Products or Other Mineral Products disposed of without sale less Neutron’s actual processing costs after extraction from shafts or wells but prior to disposition and (ii) Allowable Costs properly allocated thereto. “Market Value” shall mean the average weighted price received by Neutron from the sale of material of equivalent types and mineral content during the three-month period immediately preceding the calendar month of such disposal without sale. In the event Neutron has no such sale during such three-month period, “Market Value” shall mean the domestic price for such materials for immediate delivery during the month of such disposal without sale as reported in the last issue of platts Metals Week published by McGraw-Hill Companies during the calendar month of such disposal without sale. In the event that such price (or its substantial equivalent) is not so published, then “Market Value” shall be the mean of domestic prices for materials of equivalent types and mineral contents for sale for immediate delivery during the month of such disposal without sale reported in such other publication as is generally recognized in the mining industry as accurately reflecting the price at which such material is currently being offered for sale for immediate delivery. In the absence of such a publication, then “Market Value” shall be determined by such other means as may establish such prices at the mean of the domestic prices at which such material is currently being offered for sale for immediate delivery.

Section 2.4 Other Consideration Relating to Claims and Agreements. In the event Neutron or any affiliate or partner of Neutron or joint venturer with Neutron receives any monetary or other consideration as a result of any (i) judgment or settlement of any common law, contractual, statutory or administrative claim relating to the sale or other disposition of any material derived from Mineral Substances or (ii) agreement to cancel or modify any agreement relating to such sale or other disposition, “Gross Market Value” shall mean the amount of such consideration less the actual costs and expenses incurred by Neutron or any affiliate, partner or joint venturer in obtaining such consideration.

Article III. Time for Paying Production Royalties

Production royalties payable pursuant to Section 2.1, Section 2.2 or Section 2.3 of this Exhibit B shall be paid before the last day of the month next following the month of sale or disposition without sale, as the case may be. Royalties payable pursuant to Section 2.4 shall be paid within twenty days after the end of the month in which a judgment is no longer subject to appeal or a settlement or agreement is made, as the case may be.

Article IV. Settlement Sheet to Accompany Production Royalty Payment

Each payment of production royalty shall be accompanied by a settlement sheet signed and attested to by an officer of Neutron setting forth all data required for the calculation of the royalty paid and explaining how such royalty was calculated.